AGREEMENT

AGREEMENT, dated February 8, 2008, among Clark-GLAC Investment, LLC, a Delaware limited liability company, or its assigns (the “Purchaser”), the undersigned individual persons (each an “Insider” and collectively the “Insiders”) and Global Logistics Acquisition Corporation, a Delaware corporation (the “Company”).

RECITALS:

A.

The Company will hold a special meeting of its stockholders to consider and act upon, among other things, a proposal to adopt and approve the Stock Purchase Agreement (“Acquisition Agreement”) dated May 18, 2007, as amended, among the Company, The Clark Group, Inc. (“Clark”) and the stockholders of Clark, providing for the sale by the stockholders of Clark of all of the outstanding capital stock of Clark to the Company (the “Acquisition Proposal”). The Purchaser is an affiliate of certain stockholders of Clark.

B.

The Insiders and the Company have advised the stockholders of Clark that certain persons who hold approximately 820,000 shares of the Company’s common stock sold in the Company’s initial public offering (“Public Shares”) have indicated their intention to vote against the Acquisition Proposal and convert their Public Shares into a pro rata portion of the trust fund established for the benefit of holders of Public Shares in connection with the initial public offering (the “Converting Stockholders”).

C.

In order to increase the likelihood of the approval of the Acquisition Proposal, the Purchaser has agreed to purchase the Public Shares (which are in addition to the 2,380,000 shares purchased by the Purchaser pursuant to that certain Agreement, dated February 1, 2008, by and among the Purchaser, the Insiders and the Company), and to vote such Public Shares in favor of the Acquisition Proposal at the special meeting, all upon the terms and conditions set forth herein.

D.

GLAC and its Chairman and President have advised the Purchaser and the stockholders of Clark of their belief that upon the acquisition of the Public Shares by the Purchaser and the vote of such shares in favor of the Acquisition Proposal at the special meeting of stockholders of the Company scheduled to be held February 7, 2008, adjourned to February 8, 2008, and further adjourned to February 11, 2008, (i) a majority of the Public Shares are expected to be voted in favor of the Acquisition Proposal, and (ii) the 20% threshold of Public Shares whose holders must exercise their conversion rights in order to defeat the Acquisition Proposal and cause the liquidation of the Company should not be reached.

IT IS AGREED:

1.

Purchase of Shares. The Purchaser agrees to use reasonable efforts to purchase up to 820,000 shares of common stock, par value $0.0001, of the Company from the Converting Stockholders prior to the special meeting at prices reasonably acceptable to the Purchaser. Such purchases shall be effected in open market transactions through a registered stock broker (or in non-market transactions).  Notwithstanding anything to the contrary herein, no such purchases shall be made at any time if, at the time of placing an order to purchase Public Shares, or, if purchases are to be made pursuant to a “10b5-1 Plan,” at the time such plan is instituted with a broker, the Purchaser is in possession of material information regarding the Company or Clark that has not been disclosed to the public.  As consideration for the Purchaser’s purchase of the Public Shares, the Company shall grant Purchaser demand and piggy-back registration rights with respect to such shares, with such registration rights being exercisable by Purchaser beginning six months following the closing of the transactions contemplated by the Acquisition Agreement (with a release from such six-month lock-up to be allowed for block trades or other significant trades that are effected in an orderly manner) and otherwise in accordance with the registration rights provided by the Company with respect to the founders shares as set forth in Section 4 below.

2.

Voting of Shares. The Purchaser agrees to maintain ownership of such shares until the special meeting and to vote the Public Shares in favor of the Acquisition Proposal and the other proposals presented to the stockholders of the Company for consideration at the special meeting. In furtherance of the provisions of this Section 2, the Purchaser shall use reasonable efforts to obtain a proxy to such effect from the seller of the Public Shares or to cause such seller to vote the Public Shares in favor of the Acquisition Proposal. At the time of the special meeting, the Purchaser shall provide confirmation reasonably satisfactory to the Company that it has purchased up to 820,000 Public Shares and has used reasonable efforts to cause such Public Shares to be voted as provided for in this Section 2.

3.

Put Option.  The Purchaser shall have the right, on written notice delivered within 30 days following the Purchaser’s purchase of the Public Shares, to cause Insiders James J. Martell, Gregory E. Burns and Charles Royce (collectively, the “Repurchasers”), to repurchase up to 120,000 of the Public Shares from the Purchaser at the price per share at which such Public Shares were purchased by Purchaser.  The Repurchasers shall repurchase the Public Shares subject to the option hereunder in cash within five business days of the date Purchaser’s written notice is delivered to the Repurchasers.  In the event that the Purchaser exercises its option hereunder, each Repurchaser will repurchase the number of shares listed next to such Repurchaser’s name on Schedule A.  Upon the Repurchasers’ repurchase of the Public Shares subject to the option hereunder, the Repurchasers shall have registration rights with respect to such shares similar to those provided to the Purchaser in Section 1.

4.

Insider Stock Transfers. In consideration of the purchases made by the Purchaser pursuant to this Agreement, if the Acquisition Proposal is approved and the transactions contemplated by the Acquisition Agreement are consummated, certain Insiders will transfer to the Purchaser up to 100,000 shares of the Company’s common stock, with 25,000 such shares transferred to the Purchaser from Mitchel Friedman at the time of the consummation of the transactions contemplated by the Acquisition Agreement.  The remaining 75,000 of such shares, 37,500 of which shall be transferred from each of  James J. Martell and Gregory E. Burns, shall be transferred upon their release from escrow pursuant to the terms of an escrow agreement to be entered into upon the consummation of the transactions contemplated by the Acquisition  Proposal providing for the release of such shares to the Purchaser if the price of the Company’s common stock equals or exceeds $11.50 per share for 20 out any 30 consecutive trading days during the period ending on the fifth anniversary of the closing of the transactions contemplated by the Acquisition Agreement.  If the condition described in the preceding sentence is not satisfied, the 75,000 escrowed shares shall be canceled with no further obligation on the part of the Insiders or the Company.  Such shares so transferred shall be unencumbered and, except as provided in the Lock-Up Agreements described below, shall be freely tradable by the Purchaser except for restrictions imposed by federal and state securities laws. Each Insider represents and warrants, with respect to himself only, that he is the beneficial owner of at least the number of shares that he is obligated to transfer pursuant to this Section 4 and that he has owned such shares since the time they were placed in escrow pursuant to Lock-Up Agreements dated February 21, 2006 between each Insider and BB&T Capital Markets, a Division of Scott & Stringfellow, Inc. The Purchaser acknowledges that, notwithstanding the transfer of such shares to the Purchaser, such shares remain subject to the provisions of such Lock-Up Agreements. Such shares will be entitled to registration rights pursuant to the Registration Rights Agreement dated February 21, 2006 (the “Registration Rights Agreement”) between the Company and the founders. Notwithstanding anything to the contrary in the Registration Rights Agreement, at any time after six months after the transfer of the shares transferred to the Purchaser pursuant to this Section 4, the Company will register such shares upon the demand of a majority-in-interest of the holders of such shares made pursuant to Section 2.1 of the Registration Rights Agreement.

5.  Proportional Reduction.  If the Purchaser acquires fewer than 820,000 shares pursuant to Section 1, the amounts of shares referenced in Sections 3 and 4 will be proportionally reduced.

6. Disclosure; Exchange Act Filings. Promptly upon execution of this Agreement, the Company will issue a press release describing this Agreement and file a Current Report on Form 8-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) reporting such execution. Promptly upon the Purchaser making a purchase of Public Shares pursuant to this Agreement, the Purchaser will inform the Company thereof. The Company will thereupon issue a press release describing such purchase and file a Current Report on Form 8-K with respect thereto at such time that counsel advises is necessary or appropriate to do so. The Purchaser will also file any forms or schedules required to be filed by the Purchaser pursuant to Section 13 or Section 16 of the Exchange Act with respect to or as a result of such purchase. The parties to this Agreement shall cooperate with one another to assure that all such forms, schedules and reports and other disclosures are accurate and consistent.

7. Representation. The Company and Messrs. Martell and Burns each represents and warrants that all information in the Proxy Statement distributed to the stockholders of the Company in connection with the special meeting relating to the Company’s trust account and liabilities of the Company that could affect the trust account are true and correct as of this date in all material respects. Attached hereto as Schedule B is a list of amounts owed to vendors and others who have not waived their rights to collect amounts owed to them from funds in the trust account.

8. Entire Agreement; Amendment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and may be amended or modified only by written instrument signed by all parties. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, including the conflicts of law provisions and interpretations thereof.

10. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

[Signature Page Follows]

[Signature Page to Agreement Dated February 8, 2008]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PURCHASER:
CLARK-GLAC INVESTMENT, LLC
/s/
By:
Name:
Title:

INSIDERS:
/s/ James J. Martell
James J. Martell
/s/ Gregory E. Burns
Gregory E. Burns
/s/ Charles Royce
Charles Royce
/s/ Mitchel Friedman
Mitchel Friedman

GLOBAL LOGISTICS ACQUISITION CORPORATION

By:	/s/
Name:
Title:

SCHEDULE A

James J. Martell	40,000
Gregory E. Burns	35,000
Charles Royce	45,000

SCHEDULE B

Capital Systems, Inc. (Printer)	$126,646.51
State of Delaware Franchise Taxes	$106,558.89